Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

OF COINSTAR, INC. AND ACMI HOLDINGS, INC.

The following unaudited pro forma condensed combined financial statements give effect to the transaction between Coinstar, Inc., a Delaware corporation and ACMI Holdings, Inc., a Delaware corporation using the purchase method of accounting for the business combination.

Coinstar, Inc. (“Coinstar”) completed the purchase of American Coin Merchandising, Inc. (“ACMI”) and its parent company, ACMI Holdings, Inc. (“Holdings”), pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated May 23, 2004 by and among Coinstar, Sesame Mergeco, Inc. a wholly owned subsidiary of Coinstar (“Sesame”), Holdings, ACMI and Wellspring Capital Management LLC, as Stockholder Representative. As a result of the merger, which became effective on July 7, 2004, Sesame merged with and into Holdings, and Holdings became a wholly owned subsidiary of Coinstar. The consideration paid for the acquisition was $235.0 million in cash.

The purchase of Holdings was initially reported on a Current Report on Form 8-K dated July 7, 2004 filed on July 7, 2004, and is being amended hereby to include the financial statements required by Item 9.01.

The transaction will be accounted for as an acquisition of Holdings by Coinstar under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations. Under the purchase method of accounting, the total purchase price is allocated to the net tangible and intangible assets acquired by Coinstar in connection with the transaction, based on their fair values as of the completion of the transaction. The excess cost over the net tangible and identifiable intangible assets is allocated to goodwill.

The unaudited pro forma condensed combined financial statements present the acquisition of Holdings under the purchase method of accounting, which reflects the allocation of the purchase price to the assets acquired and liabilities assumed based on their estimated fair value at the time of the merger. The unaudited pro forma condensed combined financial statements reflect the preliminary purchase price allocation based on Coinstar’s estimate of the fair value of the assets acquired and liabilities assumed. The preliminary purchase price allocation is subject to finalization of the valuation of intangible assets, other assets acquired and liabilities assumed.

The unaudited pro forma condensed combined balance sheet of Coinstar gives effect to the transaction as if it occurred on June 30, 2004. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2003 and the six months ended June 30, 2004 give effect to the transaction as if it had occurred on January 1, 2003.

The accompanying unaudited pro forma condensed combined financial statements are presented in accordance with Article 11 of Regulation S-X. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the proposed transaction had been consummated on January 1, 2003, nor is it necessarily indicative of future operating results or financial position.

The pro forma adjustments are based upon information and assumptions available at the time of the filing of this Form 8-K/A and result in a preliminary allocation of the purchase price based on estimates of the fair value of the assets acquired and liabilities assumed, including pre-acquisition contingencies. The unaudited pro forma statements do not reflect synergies expected from the combination of the two entities. The unaudited pro forma condensed combined financial statements and the accompanying notes thereto of Coinstar and Holdings should be read in conjunction with and are qualified by the historical financial statements and notes thereto of Coinstar and Holdings. Coinstar’s historical financial statements are included in Coinstar’s Annual Report on Form 10-K for the year ended December 31, 2003 and Coinstar’s Quarterly Report on Form 10-Q for the six months ended June 30, 2004. Holdings historical consolidated financial statements and related notes thereto are attached as Exhibits 99.1 and 99.2 to this Form 8-K/A.

We cannot assure you that Coinstar will not incur charges in excess of those included in the pro forma total consideration related to the transactions or that management will be successful in its efforts to integrate the operations of the companies.

UNAUDITED PRO FORMA CONDENSED COMBINED

BALANCE SHEET

June 30, 2004

(in thousands)

	Historical		Pro Forma Adjustments		Pro Forma Combined
	Coinstar	Holdings
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$43,543	$3,920	$1,865	(E)	$49,328
Cash being processed	56,198	—	5,407	(B)	61,605
Trade accounts receivable, net	2,500	1,252	(235)	(B)	3,517
Inventories	2,622	23,539	814 (939)	(B) (B)	26,036
Deferred tax asset	7,337	—	3,337	(I)	10,674
Prepaid expenses and other current assets	3,976	4,446	(248)	(B)	8,174

Total current assets	116,176	33,157	10,001		159,334

PROPERTY AND EQUIPMENT	200,663	81,991	(4,509) (23,650)	(B) (B)	254,495
Accumulated depreciation	(138,887)	(23,650)	23,650	(B)	(138,887)

Net property and equipment	61,776	58,341	(4,509)		115,608
PLACEMENT FEES, NET OF ACCUMULATED AMORTIZATION	—	1,949	(1,949)	(B)	—
DEFERRED TAX ASSET	27,059	—	(1,554)	(I)	25,505
GOODWILL	3,979	74,359	135,484 (74,359)	(B) (G)	139,463
INTANGIBLE ASSETS	1,410	8,512	(8,512) 34,400	(G) (B)	35,810
OTHER ASSETS	3,906	7,107	(239) (2,762) (808) (4,855) 4,650	(B) (A) (F) (D) (E)	6,999

TOTAL ASSETS	$214,306	$183,425	$84,988		$482,719

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$9,789	$13,223	$—		$23,012
Accrued liabilities payable to retailers	56,198	—	—		56,198
Other accrued liabilities	11,445	7,006	1,347 1,795 (735) 3,223	(A) (B) (E) (B)	24,081
Current portion of long-term debt and capital lease obligations	9,169	6,787	(5,250) (6,787)	(C) (D)	3,919

Total current liabilities	86,601	27,016	(6,407)		107,210

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS	899	117,803	247,500 (117,803)	(C) (D)	248,399
OTHER LIABILITIES	—	304	—		304
FAIR VALUE OF INTEREST RATE COLLAR	—	482	(482)	(D)	—

Total Liabilities	87,500	145,605	122,808		355,913

STOCKHOLDERS’ EQUITY:
Common stock and additional paid-in capital	194,748	43,004	(43,004)	(H)	194,748
Less subscription receivable	—	(630)	630	(H)	—
Accumulated deficit	(46,630)	(4,554)	4,554	(H)	(46,630)
Treasury stock	(22,783)	—	—		(22,783)
Accumulated other comprehensive income	1,471	—	—		1,471

Total stockholders’ equity	126,806	37,820	(37,820)		126,806

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$214,306	$183,425	$84,988		$482,719

See accompanying notes to unaudited pro forma condensed combined financial statements.

The following unaudited pro forma adjustments relate to the merger as if it had occurred as of June 30, 2004. The pro forma adjustments are based on preliminary estimates that may change as additional information is obtained. Amounts are in thousands.

(A) Purchase Price Adjustments

The purchase price adjustments reflect the cash payment made for the purchase of Holdings’ common stock and the acquisition-related costs incurred by Coinstar.

For purposes of the pro forma financial information, the following table presents the components of the purchase price consideration.

Cash paid for acquisition of Holdings	$235,000
Estimated acquisition-related costs	4,109

$239,109

The acquisition-related expenses consist primarily of investment banking, legal and accounting fees, consulting and other directly related charges. Coinstar has paid $2,762 through June 30, 2004 and had classified these charges as other assets. The remaining $1,347 appears as a pro forma adjustment to other accrued liabilities.

(B) Purchase Price Allocation

The following represents the preliminary allocation of the purchase price to the acquired assets and assumed liabilities of Holdings and is for illustrative purposes only. This allocation is preliminary and based on Holdings’ assets and liabilities as of June 30, 2004.

Net tangible assets acquired	$69,225
Goodwill	135,484
Intangible assets:
Customer relationships	34,200
Internal use software	200

Total purchase price	$239,109

Net tangible assets of $69,225 consist primarily of cash, inventories, property and equipment, prepaid expenses and other assets. Holdings’ historical net tangible assets were primarily adjusted and increased for an adjustment to inventory of $814 representing the fair value of that inventory. Holdings’ historical net tangible assets primarily were adjusted resulting from fair value adjustments to decrease assets by $235 to trade accounts receivables, $248 to prepaid expenses and other current assets, $4,509 to property and equipment, $239 to other assets and to increase liabilities by $1,795 to other accrued liabilities. The increase to other accrued liabilities was due, in part, to involuntary employee termination costs of approximately $800 and approximately $150 in costs to exit an existing leased facility. The remaining adjustment of $845 was due to other fair value adjustments and to conform business practices primarily related to the vacation accrual. The planning process for the integration of Coinstar and ACMI operations may result in additional accruals for involuntary employee termination costs in accordance with Emerging Issues Task Force (“EITF”) Issue No. 95-3. Such accruals would increase the purchase consideration and the allocation of the purchase consideration to goodwill.

We adjusted to fair value the estimated amount of coin in vending machines of $5,407 resulting in a reduction to inventory of $939 and an increase in other accrued liabilities of $3,223.

Goodwill of $135,484 represents the excess of the purchase price over the fair value of tangible and identifiable intangible assets. The unaudited pro forma condensed combined statements of operations do not reflect the amortization of goodwill acquired in the merger consistent with the guidance in the Financial Accounting Standards Board (“FASB”) Statement No. 142, Goodwill and Other Intangible Assets.

Amortization of acquired intangible assets has been provided over their estimated useful lives, as follows:

Customer relationships:	10 years
Internal use software:	3 years

The estimated aggregate amortization expense will approximate $3.4 million in each of the next 10 years.

Placement fees of $1,949, which reflect the historical cost basis of customer relationships for Holdings at June 30, 2004, has been eliminated. These relationships have been revalued based on the purchase price, as discussed above, and will be amortized over their useful lives.

Accumulated depreciation of $23,650 for Holding’s property and equipment has been adjusted to reflect the fair value of the assets.

(C)	These adjustments represent net indebtedness incurred in connection with the merger, calculated as follows:

	Short-term	Long-term	Total
Issuance of new term debt	$2,500	$247,500	$250,000
Coinstar debt repaid	(7,750)	—	(7,750)

Total	$(5,250)	$247,500	$242,250

Each variance in the interest rate of 0.125% would result in an increase or decrease to our pro forma interest expense in the 12 month pro forma period by $313, excluding debt repayment. The pro forma presentation has been prepared considering an interest rate of 3.65% which is our borrowing rate in September 2004, based on the current LIBOR rate.

(D)	These adjustments represent elimination of the net indebtedness of Holdings of $124,590, the elimination of the liability for the fair value of an interest rate collar of $482 and the write-off of deferred financing fees of $4,855 related to Holdings’ debt, none of which was assumed as part of the merger. The Trust Preferred Securities of Holdings of $14,484 at June 30, 2004, which are classified as long-term debt on Holdings’ balance sheet were paid subsequent to the acquisition date of July 7, 2004. Holders of these notes were notified of the intent to settle the notes and the notes were subsequently paid off in August 2004.

(E)	These adjustments represent the net change in cash and cash equivalents, calculated as follows:

Total debt incurred	$250,000
Purchase price	(235,000)
Total Coinstar debt repaid	(7,750)
Payment of estimated financing fees	(5,385)

Total pro forma adjustment to cash	$1,865

Of the total estimated financing fees of $5,385, approximately $735 was payable at June 30, 2004 and had been classified as other assets and other accrued liabilities at June 30, 2004. This amount is reflected as a pro forma adjustment to other accrued liabilities. The remaining $4,650 appears as a pro forma adjustment to other assets.

(F)	This adjustment reflects the value assigned to warrants of $808 issued in connection with Holdings’ debt which was not assumed in the merger.

(G)	These adjustments represent the elimination of Holdings’ goodwill of $74,359 and intangible assets of $8,512.

(H)	These adjustments represent the elimination of Holdings’ stockholders’ equity accounts and the elimination of an existing loan made in connection with granting Holdings’ stock options to an employee which was recorded as a reduction to stockholders’ equity.

(I)	These adjustments represent the effect on the deferred tax asset balance resulting from the various adjustments described above.

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF OPERATIONS

For the six months ended June 30, 2004

(in thousands except per share data)

	Historical		Pro Forma Adjustments		Pro Forma Combined
	Coinstar	ACMI
Revenue	$90,877	$111,938	$—		$202,815
Direct operating costs	43,311	86,345	(1,238) 5,934	(E) (J)	134,352
Sales and marketing	4,716	—	—		4,716
Product research and development	2,997	—	—		2,997
General and administrative	9,954	18,701	(162) (632) (11,839)	(B) (A) (J)	16,022
Depreciation and amortization	15,502	1,175	(358) 1,720 5,905 (547)	(C) (H) (J) (L)	23,397

Income from operations	14,397	5,717	1,217		21,331

Interest income and other, net	130	—	—		130
Interest expense	(372)	(7,725)	329 112 (4,500) 6,571 1,043 (414)	(F) (I) (D) (F) (C) (G)	(4,956)
Change in fair value of interest rate collar	—	428	(428)	(F)	—

Income (loss) from operations before income taxes	14,155	(1,580)	3,930		16,505
Tax expense	(4,987)	(81)	(694)	(K)	(5,762)

Net income (loss)	$9,168	$(1,661)	$3,236		$10,743

Basic and diluted net income per share	$0.43				$0.50

Weighted average shares used in computing basic net income per share	21,325				21,325

Weighted average shares used in computing diluted net income per share	21,565				21,565

See accompanying notes to unaudited pro forma condensed combined financial statements.

The following adjustments to the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2004 relate to the merger as if it had occurred as of January 1, 2003. The pro forma adjustments are based on preliminary estimates that may change as additional information is obtained.

(A)	This adjustment reflects the elimination of Holdings’ existing amortization expense for intangible assets for the six months ended June 30, 2004.

(B)	This adjustment represents the elimination of Holdings’ expense for the management fee paid to Wellspring Capital Management LLC for the six months ended June 30, 2004.

(C)	These adjustments represent the elimination of deferred financing fees expensed during the six months ended June 30, 2004 relating to Coinstar’s and Holdings’ credit facilities that will not be assumed or were paid off in connection with the merger.

(D)	This adjustment reflects the estimated interest expense on the new term loan at the assumed interest rate of 3.65% per year, assuming the debt was outstanding as of January 1, 2003 and scheduled payments were made when due.

(E)	This adjustment relates to the elimination of the placement fee amortization for the six months ended June 30, 2004.

(F)	This adjustment reflects the elimination of Coinstar’s and Holdings’ interest expense, the expense associated with Coinstar’s interest rate swap of $329, and the adjustment associated with Holdings’ interest rate collar for the six months ended June 30, 2004 relating to the previous credit facilities that were repaid upon receipt of the new term debt.

(G)	This adjustment reflects the deferred financing fee amortization expense relating to the new term debt, assuming the debt was outstanding for the six month period ended June 30, 2004.

(H)	This adjustment represents the amortization of the customer relationship and internal use software for the six months ended June 30, 2004.

(I)	This adjustment represents the elimination of the amortization expense of the cost of the warrants that were issued in connection with Holdings’ debt financing for the six months ended June 30, 2004.

(J)	These adjustments reflect reclassifications in order to conform Holdings’ financial presentation to be consistent with Coinstar’s financial presentation. Resulting from these reclassifications, depreciation and amortization expenses are presented as a separate component within the income statement and field operations and related expenses have been reclassified as a direct operating expense consistent with Coinstar’s presentation of these expenses.

(K)	This adjustment reflects the income tax effect relating to adjustments described above and inclusion of ACMI in the determination of the pro forma tax expense.

(L)	This adjustment reflects the reduction in depreciation expense associated with the decrease in property and equipment to reflect fair value.

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF OPERATIONS

For the year ended December 31, 2003

(in thousands except per share data)

	Historical		Pro Forma Adjustments		Pro Forma Combined
	Coinstar	ACMI
Revenue	$176,136	$201,418	$—		$377,554
Direct operating costs	76,826	153,107	9,311 (2,632)	(J) (E)	236,612
Sales and marketing	11,119	—			11,119
Product research and development	5,772	—			5,772
General and administrative	23,200	34,664	(300) (609) (21,332)	(B) (A) (J)	35,623
Depreciation and amortization	27,144	1,519	(458) 3,440 12,021 (1,046)	(C) (H) (J) (L)	42,620
Restructuring reserve	—	320	—		320

Income from operations	32,075	11,808	1,605		45,488

Interest income and other, net	263	—	—		263
Interest expense	(1,210)	(14,105)	1,081 (9,091) 174 12,199 1,732 (829)	(F) (D) (I) (F) (C) (G)	(10,049)
Change in fair value of interest rate collar	—	337	(337)	(F)	—

Income from operations before income taxes	31,128	(1,960)	6,534		35,702
Tax expense	(11,573)	(265)	(1,396)	(K)	(13,234)

Net income (loss)	$19,555	$(2,225)	$5,138		$22,468

Basic net income per share	$0.91				$1.05

Diluted net income per share	$0.90				$1.03

Weighted average shares used in computing basic net income per share	21,489				21,489

Weighted average shares used in computing diluted net income per share	21,788				21,788

See accompanying notes to unaudited pro forma condensed combined financial statements.

The following unaudited pro forma adjustments to the unaudited pro forma combined statements of operations for the year ended December 31, 2003 relate to the merger as if it had occurred as of January 31, 2003. The pro forma adjustments are based on preliminary estimates that may change as additional information is obtained.

(A)	This adjustment reflects the elimination of Holdings’ existing amortization expense for intangible assets for the year ended December 31, 2003.

(B)	This adjustment represents the elimination of Holdings’ expense for the management fee paid to Wellspring Capital Management LLC for the year ended December 31, 2003.

(C)	These adjustments represent the elimination of amortization of deferred financing fees during the year ended December 31, 2003 relating to Coinstar’s and Holdings’ credit facilities that will not be assumed or were paid off subsequent to the merger.

(D)	This adjustment reflects the estimated interest expense on the new term loan at the assumed interest rate of 3.65% per year, assuming the debt was outstanding as of January 1, 2003 and scheduled payments were made when due.

(E)	This adjustment relates to the elimination of the placement fee amortization for the year ended December 31, 2003.

(F)	These adjustments reflect the elimination of Coinstar’s and Holdings’ interest expense, the expense associated with Coinstar’s interest rate swap of $1,081 and the adjustment associated with Holdings’ interest rate collar for the year ended December 31, 2003 relating to the previous credit facilities that were repaid upon receipt of the new term debt.

(G)	These adjustments reflect the deferred financing fee amortization expense relating to the new term debt, assuming the debt was outstanding for the entire year.

(H)	This adjustment represents the amortization of the customer relationship and internal use software.

(I)	This adjustment represents the elimination of the amortization expense of the cost of the warrants that were issued in connection with Holdings’ existing debt that will not be assumed as part of the merger.

(J)	These adjustments reflect reclassifications in order to conform Holdings’ financial presentation to be consistent with Coinstar’s financial presentation. Resulting from these reclassifications, depreciation and amortization expenses are presented as a separate component within the income statement and field operations and related expenses have been reclassified as a direct operating expense consistent with Coinstar’s presentation of these expenses.

(K)	This adjustment reflects the income tax effect relating to adjustments described above and inclusion of ACMI in the determination of the pro forma tax expense.

(L)	This adjustment reflects the reduction in depreciation expense associated with the decrease in property and equipment to reflect fair value.